Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES EARNINGS FOR FOURTH QUARTER
AND FISCAL 2005

•	Fourth quarter earnings of $1.40 per diluted share, a record performance

•	Fiscal 2005 earnings of $2.02 per diluted share

•	40 superstore openings planned for fiscal 2006

HUDSON, OH – March 7, 2005 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2005 fourth quarter and full year ended January 29, 2005. Net income for the year increased 15.2% to $46.2 million, or $2.02 per diluted share, versus net income of $40.1 million, or $1.82 per diluted share in fiscal 2004. Net income for the fourth quarter increased to $32.4 million, or $1.40 per diluted share, compared to net income of $26.7 million, or $1.20 per diluted share in the prior year.

Today’s reported results for both fiscal 2005 and 2004 reflect the necessary adjustments to revise the Company’s accounting for leases, discussed further below and as previously announced by the Company on March 2. Results for both fiscal 2005 and 2004 also include the costs of debt repurchase and share reclassification expenses which reduced pre-tax income by $4.2 million and $5.5 million, respectively.

Net sales for fiscal 2005 increased 4.5% to $1.812 billion from $1.734 billion in fiscal 2004. Fiscal year 2005 same-store net sales increased 3.2% versus a same-store sales increase of 3.6% in the prior year. Net sales for the fourth quarter increased 6.4% to $588.2 million from $552.6 million a year ago. Same-store net sales grew 4.3% compared to a 4.5% increase in the fourth quarter last year.

Review of Operating Results

Operating profit for the fourth quarter was $54.7 million, or 9.3% of sales, versus $47.2 million, or 8.5% of sales, in the prior year fourth quarter. Gross margins during the quarter increased to 45.4% of sales from 43.9% in the fourth quarter last year due primarily to a less promotional pricing strategy and better sell-through on seasonal goods. Partially offsetting the improvement in gross margin was an increase in selling, general and administrative expenses, due mainly to higher advertising and distribution costs.

Alan Rosskamm, chairman and chief executive officer said, “We were pleased with our performance in fiscal 2005, a year where we continued to focus on our long-term strategy of transforming our store base to the superstore format. In spite of investments for the future, we generated solid earnings growth. We finished the year on a strong note, delivering a record fourth quarter earnings performance. We also ended the year in strong financial shape, with debt levels, net of cash, reduced by $76 million from last year end.”

Mr. Rosskamm concluded, “Most importantly, we continued to make substantial progress on improving the operating performance of our existing superstore base, as well as validating our new 35,000 square foot prototype concept. The first 14 of these stores have now completed one year of operations and are meeting their pro forma operating profit targets. Fiscal 2006 will be another transition year, where leveraging incremental store pre-opening and closing costs will be difficult as we increase the number of new superstore openings. However, with the accomplishments we have made this past year, and the experience we will gain in the 40 superstores we will open this year, we should be able to deliver continued earnings growth, while preparing for a more aggressive program of superstore conversions in the year to follow.”

This past year, the Company opened 29 superstores and two traditional stores and closed 72 traditional stores. As a result, the year-end store count was 737 traditional stores and 114 superstores, for a total of 851 stores. For the year, total store square footage increased slightly to 15.452 million square feet, or 0.5% for the year representing the first year of positive square footage growth since fiscal 2001.

Lease Accounting Adjustments

As announced on March 2, 2005, the Company has reviewed its lease accounting treatment and relevant accounting literature in consultation with its independent registered public accounting firm. As a result, the Company determined that it was appropriate to restate previously issued financial statements to revise its accounting treatment for leases and leasehold improvements.

The impact of the revisions on the Company’s consolidated statements of operations was a reduction of net income of $0.8 million and $0.9 million for fiscal years 2005 and 2004, respectively. The impact of the corrections on the consolidated statements of operations for the fourth quarters ended January 29, 2005 and January 31, 2004 was a decrease in net income of $0.1 million and $0.4 million, respectively.

The impact on the Company’s January 29, 2005 consolidated balance sheet was an increase in property and equipment of $21.3 million, an increase in deferred rent of approximately $31.0 million, a decrease in deferred tax liability of approximately $3.8 million, and a decrease in retained earnings of approximately $6.2 million. The impact on the Company’s January 31, 2004 consolidated balance sheet was an increase in property and equipment of $15.2 million, an increase in deferred rent of approximately $23.9 million, a decrease in deferred tax liability of approximately $3.3 million, and a decrease in retained earnings of approximately $5.4 million.

The impact on the Company’s consolidated statements of cash flows will be to increase both “net cash provided by operating activities” and “net cash used in investing activities” by equal amounts. These adjustments are expected to be approximately $8.9 million, $5.4 million and $0.5 million for the fiscal years ended January 29, 2005, January 31, 2004 and February 1, 2003, respectively.

Fiscal 2006 Outlook

Based upon management’s operating assumptions for fiscal 2006, the Company estimates earnings per share growth of approximately 6-10% versus fiscal 2005, based on a 2-3% same-store sales increase assumption. This translates into an estimated earnings per diluted share range of $2.14 to $2.22 in fiscal 2006. Earnings growth in the second half of fiscal 2006 is expected to be stronger than the first half, due to easier same-store sales comparisons and greater opportunities for gross margin improvement. For the first quarter, the Company expects to earn approximately $0.27 to $0.32 per diluted share.

Other key assumptions in developing the Company’s fiscal 2006 earnings expectations include:

•	Approximately 40 superstore openings for the year. The Company expects to close (net of any relocations or traditional store openings) approximately 50 traditional stores, the majority of which are related to superstore openings. Net store square footage is expected to grow by approximately 4-5%.

•	Store pre-opening and closing costs of approximately $24 million, an increase of approximately $6 million from fiscal 2005 due to the increased real estate activity and the change in lease accounting.

•	Stock-based compensation expense of approximately $10 million, pretax, or $0.27 per share versus a $0.21 per share impact in fiscal 2005.

• An effective tax rate of approximately 38%.

•	Capital expenditures of approximately $130-$140 million. The increase in capital expenditures from fiscal 2005 is primarily due to the increased number of store openings and construction costs for a third distribution center that is expected to begin operations in April 2006. Reducing the cash impact of this capital spending will be approximately $20 million of anticipated construction allowances we expect to receive, in connection with a number of our new store openings.

• •	Depreciation and amortization expense of approximately $43 million. Diluted shares outstanding of approximately 23.7 million shares.

Reconciliation to Pro Forma Earnings Per Share

The Company has included certain non-GAAP earnings per share numbers within this release. The Company believes that the pro forma earnings per share figures help the readers to better understand the performance of the Company.

	(Unaudited)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29,	January 31,	January 29,	January 31,
	2005	2004	2005	2004
Reported diluted earnings per share	$1.40	$1.20	$2.02	$1.82
Debt repurchase and share consolidation costs	—	0.02	0.11	0.16
Lease accounting adjustments	0.01	0.02	0.04	0.04

Pro Forma diluted earnings per share	$1.41	$1.24	$2.17	$2.02

Conference Call on the Web

Investors will have the opportunity to listen to the fourth quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our Web site at http://www.joann.com (go to the top of our home page and click on “Jo-Ann Stores,” click on “Our Company,” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the Web site at least 10 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 3306505.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 730 Jo-Ann Fabrics and Crafts traditional stores and 120 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations

	(Unaudited)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29,	January 31,	January 29,	January 31,
	2005	2004	2005	2004
(Dollars in millions, except per share data)		(Restated)		(Restated)
Net sales	$588.2	$552.6	$1,812.4	$1,734.1
Cost of sales	321.2	310.2	950.3	923.5

Gross margin	267.0	242.4	862.1	810.6
Selling, general and administrative expenses	196.0	177.8	700.9	665.1
Store pre-opening and closing costs	3.4	4.5	18.4	12.9
Depreciation and amortization	11.1	10.2	43.0	39.1
Stock-based compensation expense	1.8	1.8	7.7	6.4
Debt repurchase and share reclassification expenses	—	0.9	4.2	5.5

Operating profit	54.7	47.2	87.9	81.6
Interest expense, net	2.8	3.8	13.7	16.5

Income before income taxes	51.9	43.4	74.2	65.1
Income tax provision	19.5	16.7	28.0	25.0
Net income	$32.4	$26.7	$46.2	$40.1

Net income per common share – basic	$1.45	$1.24	$2.09	$1.88

Net income per common share – diluted	$1.40	$1.20	$2.02	$1.82

Weighted average shares outstanding (in thousands):
Basic	22,406	21,589	22,155	21,372

Diluted	23,080	22,257	22,887	22,003

OTHER INFORMATION
Number of stores open at period end:
Traditional stores			737	806
Superstores			114	86
			851	892

Square footage at period end (000’s):
Traditional stores			10,721	11,646
Superstores			4,732	3,731

			15,453	15,377

Average square footage per store:
Traditional stores			14,550	14,400

Superstores			41,500	43,400

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JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	January 29,	January 31,
	2005	2004
(Dollars in millions)		(Restated)
Assets
Current assets:
Cash and cash equivalents	$79.6	$17.4
Inventories	439.7	404.6
Deferred income taxes	25.3	25.0
Prepaid expenses and other current assets	22.4	23.5

Total current assets	567.0	470.5
Property, equipment and leasehold improvements, net	238.1	218.4
Goodwill, net	27.1	26.5
Other assets	11.2	7.5

Total assets	$843.4	$722.9

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$167.2	$122.0
Accrued expenses	91.3	76.1

Total current liabilities	258.5	198.1
Long-term debt	100.0	113.7
Deferred income taxes	32.0	36.1
Other long-term liabilities	44.1	34.2
Shareholders’ equity	408.8	340.8

Total liabilities and shareholders’ equity	$843.4	$722.9